Exhibit 10.19

                 Summary of 2004 Executive Officer Compensation
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      The Company's Board of Directors meets  periodically  during the course of the year to consider compensation programs for executive officers and senior managers of the Company. The following are the base salaries for the Company's Chief Executive Officer and its other five most highly compensated officers (the "Named Executive Officers") during calendar year 2004.

Executive Officer              Position              2004 Base Salary

Jerry D. Cash           Chief Executive Officer           $120,000
Douglas L. Lamb         President                         $120,000
David E. Grose          Chief Financial Officer           $150,000
Bree M. Stewart         Executive VP Land                 $80,000
Richard A. Marlin       Chief Operating Officer           $132,000
Walter Yuras            Executive VP Geology              $159,600